Exhibit 99.1
FOR IMMEDIATE RELEASE

NEXMED REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

East Windsor, NJ, May 9, 2006—NexMed, Inc. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its NexACT® transdermal drug delivery technology, today announced its first quarter 2006 financial results. For the first three months of 2006, the Company recorded revenue of $454,000 which was primarily attributable to the revenue recognized for the Novartis licensing agreement. For the quarter, the net loss applicable to common stock was $3,042,048 or $0.05 per share, as compared to $4,624,270 or $0.09 per share for the same period in 2005. The decrease in net loss applicable to common stock is primarily attributable to the increase in revenues and reduction in overhead. As of March 31, 2006, the Company had approximately $8.5 million in cash and short term investments.

NexMed has received a letter from Nasdaq on May 3, 2006 indicating that the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(b)(4). Therefore, in accordance with Marketplace Rule 4450(e)(2), the Company has 180 calendar days, or until October 30, 2006, to regain compliance. If, at anytime before October 30, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance. In the event that the Company does not regain compliance by October 30, 2006, it has the option of appealing the matter with Nasdaq’s Listing Qualifications Panel or transferring its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion.

Conference Call
NexMed management will host a conference call on Tuesday March 9, 2005 at 9:00 a.m. EST, during which management will review first quarter financial results, and expected development advances of our partnered NM100060 in 2006. The Company intends to file its Form 10-Q for quarter ended March 31, 2006 today. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 201870 are both required for playback. The conference call will also be Webcast live at URL http://www.vcall.com/IC/CEPage.asp?ID=104507.

About NexMed, Inc.
NexMed, an innovative drug developer, offers large pharmaceutical companies the opportunity to save considerably on R&D costs, develop new patient-friendly transdermal products, and extend patent lifespans and brand equity, through participation in early stage licensing and development partnerships. NexMed currently has a host of medicines in development, such as treatments for nail fungus, sexual disorders and more, all based on its proprietary NexACT drug delivery technology.

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Company Contact:

Deborah Carty
NexMed, Inc.
(609) 371-8123, ext: 159
dcarty@nexmed.com